Exhibit 99

Contact:	Claudia San Pedro
Vice President of Investor
Relations, Communications and
Treasurer
(405) 225-4846

SONIC INCREASES SHARE REPURCHASE PROGRAM

OKLAHOMA CITY (January 17, 2013) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced that its Board of Directors increased its share repurchase authorization from $40 million to $55 million.

The company has repurchased approximately $25 million of the original $40 million authorized in August 2012. The increased authorization leaves approximately $30 million of unspent authorization. Since September 2011, the Company has expended approximately $55 million for the repurchase of 6.6 million shares representing approximately 11% of its outstanding common stock. The authorization expires August 31, 2013 and share repurchases may be made from time to time in the open market or in negotiated transactions depending on share price, market conditions and other factors.

As previously announced, on December 31, 2012, the company completed the sale of certain real estate that had been leased to a franchisee. The company realized net cash proceeds of approximately $30 million and received a 24-month note of approximately $9 million as a result of the sale. In conjunction with the transaction, the company announced it will use $20 million of the $30 million cash proceeds to pay down debt on January 22, 2013. This will result in a reduction in interest expense of approximately $700 thousand during fiscal year 2013, partially offset by a charge of approximately $500 thousand to write-off the pro-rata portion of debt origination costs in the second quarter of fiscal 2013. The prepayment will be made at par, as allowed under the terms of the company’s notes.

“Effective use of cash is an important part of our multi-layered growth strategy. We believe the use of proceeds from the sale of real estate to reduce our leverage, as well as the Board’s decision to increase our share repurchase authorization, will maximize shareholder value,” said Cliff Hudson, Chairman and Chief Executive Officer. “The share repurchase program and debt reduction, combined with strategic initiatives to sustain positive same-store sales, expand operating margins and spur new drive-in development, provide the momentum needed to effect solid growth in our earnings in the near term and long term.”

About Sonic

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Oklahoma called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Oklahoma. Sonic has more than 3,500 drive-ins coast to coast, where approximately three million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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